First Choice Bancorp to Participate in FIG Partners CEO Forum

Cerritos, CA, January 28, 2019 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) today announced that members of its executive management team will participate in the FIG Partners CEO Forum to be held in Scottsdale, Arizona on January 30-31, 2019. During the event, the executive management team will hold a series of meetings with institutional investors.

A copy of the investor presentation that will be used at the event is made available on the Presentations page of the Company’s investor relations website.

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of December 31, 2018, First Choice Bancorp had total assets of approximately $1.6 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving primarily commercial and consumer clients in diverse communities and specializing in loans to small businesses, private banking clients, commercial and industrial loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 11 full service branches, and 2 lending offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

###

Contact:

First Choice
Robert M. Franko, 562.345.9241
President & Chief Executive Officer